Exhibit 99.1

NEWS	EMRISE
CORPORATION
611 Industrial Way

Eatontown, NJ 07724
(732) 389-0355 • (732) 460-0214
www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:	Allen & Caron, Inc
John Donovan	Rene Caron (investors)

Chief Financial Officer	Len Hall (media)

(732) 387-5790	949-474-4300

jdonovan@emrise.com	rene@allencaron.com

len@allencaron.com

EMRISE SELLS ASSETS OF RO ASSOCIATES TO ASTRODYNE CORPORATION

Company Remains Committed to Eliminating Term Debt

Eatontown, NJ — March 23, 2010 — EMRISE CORPORATION (NYSE Arca:ERI) , a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced that it has sold substantially all the assets of the San Jose, CA-based RO Associates Incorporated subsidiary of EMRISE Electronics Corporation, a subsidiary of EMRISE, to Astrodyne Corporation for approximately $1 million in cash plus the assumption of certain liabilities.  Astrodyne, a leading provider of power conversion solutions worldwide, is headquartered in Mansfield, MA.  Pennsylvania based Boenning & Scattergood, Inc. supported EMRISE as financial advisors in relation to the transaction.

Upon closing, EMRISE received net proceeds of approximately $600,000 after fees and other costs related to the transaction.  The proceeds will be used by the Company for working capital purposes.  The purchase price is subject to an upward or downward working capital adjustment within 90 days of the date of closing.  Further details of the transaction will be disclosed in a Form 8-K to be filed with the Securities and Exchange Commission.

EMRISE Chairman and Chief Executive Officer Carmine T. Oliva said that completing this transaction will help strengthen EMRISE’s working capital, will reduce its operating costs, will improve its bottom line going forward and it will free EMRISE management, with the support of Boenning & Scattergood, Inc., to focus on additional strategic initiatives designed to eliminate its term debt.

“The sale of RO associates is the fourth sale that we have successfully completed in a little more than 18 months,” Oliva added.  “With the sale of these four businesses, we believe we have demonstrated our commitment and ability to take the steps necessary to eliminate our term debt and to focus our business in those areas that we believe will allow us to maximize value for our shareholders and other stakeholders.”

EMRISE is planning to release its audited 2009 financial results and hold a conference call to discuss those results on or before the end of this month. The Company will issue a news release in advance announcing the time and date for the release of its 2009 financial results and for its conference call.

About RO Associates

RO Associates provides a range of standard and semi custom power supply products.  Its products include high and low voltage, high-specification, and high reliability power supplies for applications in hostile environments such as those found in the aerospace and defense markets.

About Astrodyne Corporation

Astrodyne Corporation, headquartered in Mansfield, Massachusetts designs, manufactures and solves power conversion challenges worldwide.  With over 3,000 cost-effective standard and modified standard products, Astrodyne’s power solutions span a broad array of markets and applications.  Our industry-leading phone and instant online technical support delivers rapidly engineered solutions in response to each customer’s unique power requirements.  For more information about Astrodyne Corporation and its products, please visit the company’s web site at www.astrodyne.com.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. Primary growth driver applications for EMRISE products include the use of its RF devices in radio-controlled improvised explosive device (RCIED) jamming systems, and the use of its Network Timing and Synchronization products in edge networks. EMRISE serves customers in North America, Europe and Asia through operations in the United States, England and France. The Company has built a worldwide base of customers including a majority of the Fortune 100 in the U.S. that do business in markets served by EMRISE and many similar-size companies in Europe and Asia. For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release including the amount of net proceeds, the affect of this transaction on working capital, operating costs and the bottom line, and our ability to eliminate its term debt are forward looking statements within the meaning of the Private Securities Litigation Reform Act.    The actual future results of EMRISE could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to whether, after the contemplated post closing adjustments in this transaction result in lower than expected net proceeds, whether the impact of this sale is to sufficiently decrease operating costs to improve our bottom line; our ability to complete additional strategic initiatives, the terms, conditions and timing of such events, whether such events will result in the  ability of EMRISE to eliminate its term debt; whether these efforts will result in increasing value for its shareholders and other stakeholders; unforeseen technical issues, unforeseen changes in customer demand, unforeseen delays in receipt of materials from our vendors, inability of our products to meet customer specifications, changes in the economic, industry or political climate that may negatively impact demand for our future products. The Company refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Form 10-K for the year ended December 31, 2008, Form 10-Q for the quarterly period ended September 30, 2009, and other EMRISE filings with the Securities and Exchange Commission.

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